Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 21, 2012 in the Registration Statement (Form S-1) and related Prospectus of Francesca’s Holdings Corporation for the registration of shares of its common stock. We also consent to the incorporation by reference therein of our report dated March 21, 2012, with respect to the consolidated financial statements, included in its Annual Report (Form 10-K) for the year ended January 28, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

April 3, 2012